EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 516-677-0200 x1222

VEECO ANNOUNCES FOURTH QUARTER

AND YEAR-END 2008 FINANCIAL RESULTS

Plainview, NY, February 9, 2009 — Veeco Instruments Inc. (Nasdaq: VECO) announced its financial results for the fourth quarter and full year ended December 31, 2008. Veeco will host a conference call reviewing these results at 5:00pm today at 877-723-9521 (toll free) or 719-325-4811.  The call will also be webcast live on the Veeco website at www.veeco.com.  A replay of the call will be available beginning at 8:00pm EST tonight through midnight on February 23, 2009 at 888-203-1112 or 719-457-0820, using passcode 4780794, or on the Veeco website. A slide presentation reviewing these results has also been posted on our website.

Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Veeco’s results for the fourth quarter of 2008 include the impact of $80.1 million in charges ($73.0 million for impairment of goodwill and other long lived assets, triggered by the decline in the Company’s market capitalization and weak business environment, and $7.1 million in restructuring and other charges). Please refer to the attached table for details of the reconciliation between GAAP operating results and Non-GAAP operating results.

GAAP Results ($M except EPS)

	Q408	Q407	FY 2008	FY 2007
Revenues	$110.3	$106.8	$442.8	$402.5
Net loss	$(72.0)	$(9.4)	$(71.1)	$(17.4)
(Loss) EPS	$(2.29)	$(0.30)	$(2.27)	$(0.56)

Non-GAAP Results ($M except EPS)

	Q408	Q407	FY 2008	FY 2007
EBITA	$6.2	$4.1	$28.5	$10.8
EPS	$0.11	$0.07	$0.51	$0.17

John R. Peeler, Veeco’s Chief Executive Officer, commented, “We are pleased that, despite the extremely challenging market environment that necessitated a significant impairment charge, fourth quarter results were in line with guidance, with Veeco revenues of $110 million and non-GAAP EPS of $0.11 per share.  In addition, we significantly improved our balance sheet during the fourth quarter, generating $19 million in free cash flow and retiring $37 million of convertible debt.  Our year-end cash balance stood at a healthy $104 million. For the full year, we delivered on our commitments to refocus the business, grow the top line, improve profitability and contain spending, and I am proud of the progress we made to strengthen the organization and increase effectiveness across the Company. In 2008, we grew revenue by 10% to $443 million, without significantly increasing our operating expenses, resulting in a 163% increase in EBITA.  LED & Solar became our largest business, with revenues increasing by 43% to $166 million and EBITA growing by 89%.”

Mr. Peeler continued, “Veeco’s fourth quarter 2008 bookings were $89 million, flat with the third quarter of 2008 despite a 57% decline in Data Storage bookings to a historically low level of $14 million, as customers froze capital spending. LED & Solar orders increased 69% sequentially to $44 million.  This solid performance resulted from record orders for our molecular beam epitaxy systems for solar and other emerging applications, customer purchases of our thermal sources for solar cells, and two large multi-unit orders for metal organic chemical vapor deposition systems. Metrology bookings were down 4% sequentially.”

Fourth Quarter 2008 Summary

Veeco’s revenue for the fourth quarter of 2008 was $110.3 million, compared to $106.8 million in the fourth quarter of 2007.  Veeco’s fourth quarter operating loss was ($77.1) million which included asset impairment, restructuring and other charges of $80.1 million, compared to an operating loss of ($8.6) million in the fourth quarter of 2007 which also included restructuring charges. Excluding the above mentioned charges, Veeco’s fourth quarter 2008 earnings before interest, taxes and amortization excluding certain charges (EBITA) was $6.2 million compared to $4.1 million in the prior year. Fourth quarter 2008 net loss was ($72.0) million, or ($2.29) per share, compared to a net loss of ($9.4) million, or ($0.30) per share, last year.  Excluding amortization expenses and using a 35% tax rate, and excluding certain charges in both periods as detailed in the attached financial tables, earnings per share was $0.11 in the fourth quarter of 2008, compared to $0.07 in 2007.

Full Year 2008 Summary

Veeco’s 2008 revenue was $442.8 million compared to $402.5 million in 2007. Veeco’s 2008 operating loss was ($70.6) million, including $88.3 million in asset impairment, restructuring and other charges as detailed in the attached financial tables, compared to an operating loss of ($12.1) million in 2007, which also included restructuring charges.  2008 EBITA was $28.5 million compared to $10.8 million in 2007, excluding certain charges in both periods which are detailed in the attached financial tables. Net loss in 2008 was ($71.1) million, or ($2.27) per share, compared to net loss of ($17.4) million, or ($0.56) per share, last year.  Excluding amortization expenses and using a 35% tax rate, and excluding charges in both periods as detailed in the attached financial tables, earnings per share were $0.51 in 2008, compared to $0.17 in 2007.

Overall Business Outlook and Restructuring Plan

Mr. Peeler commented, “We anticipate a very weak start to 2009. Some of Veeco’s key LED and data storage customers have pushed out approximately $30 million of equipment deliveries originally slotted for revenue in the first quarter due to current industry overcapacity, financing constraints and their weak business outlook. As a result, nearly half of our $147 million end-of-year backlog is currently forecasted for revenue in the second half of 2009.”

Due to deteriorating business conditions tied to the global economic slowdown, Veeco implemented a significant restructuring program during the fourth quarter of 2008 which included a 26% reduction in force, a majority having already occurred. All other impacted employees have been notified and will transition out of the Company through 2009. This workforce reduction is being achieved by organizational changes that centralize Veeco’s supply chain and operations, consolidate business units, increase outsourced manufacturing and decrease the number of manufacturing sites from eight to four. Other key cost cutting actions which are part of Veeco’s restructuring program include: senior management pay cuts, a reduction in Board of Directors compensation and an employee wage freeze.

Mr. Peeler added, “We have moved swiftly to restructure Veeco to lower our quarterly breakeven level to $80 million, with a goal to return to EBITA profitability by the fourth quarter of 2009.  We currently anticipate that restructuring actions will result in annualized savings of over $36 million: approximately $20 million reduction in manufacturing labor and overhead and service costs which are included in cost of goods sold, and $16 million reduction in operating spending.”

“While we are dramatically changing the organization and cutting spending overall in 2009, we are also continuing to invest in R&D for high growth opportunities, with particular emphasis on LED & Solar and new applications for Metrology instruments. Despite the current pause in capacity spending, we anticipate strong multi-year LED industry growth tied to further adoption in applications such as TVs and laptops.  Veeco’s solar growth strategy is based on building an integrated equipment offering for CIGS thin film solar cells, emerging as the next generation low cost, high efficiency solar technology. It is our goal to emerge from this downturn with a strong product portfolio well aligned to our customers’ technology needs; a solid balance sheet; and a leaner, more cost-effective organizational structure that can achieve 15% EBITA when end market conditions improve.”

First Quarter 2009 Outlook

Veeco’s first quarter revenues are currently forecasted to be between $60-70 million, and bookings are anticipated to decline sequentially from the fourth quarter of 2008. Veeco is currently forecasting a per share loss of between ($0.72) – ($0.56) on a GAAP basis for the first quarter of 2009.

Beginning in 2009, Veeco’s non-GAAP EPS calculation will exclude equity-based compensation and non cash interest pertaining to its convertible subordinated notes. Veeco expects to incur charges to earnings of $5.0 to $6.0 million related to restructuring activities during the first quarter. Excluding these charges, amortization of $1.8 million, equity compensation of $1.7 million and non cash interest of $0.7 million, and using a 35% tax rate, Veeco’s first quarter loss per share is currently forecasted to be between ($0.25) to ($0.17) on a non-GAAP basis. Please refer to the attached financial tables for more details.

About Veeco

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net sales	$110,344	$106,822	$442,809	$402,475
Cost of sales	70,189	71,145	266,215	244,964
Gross profit	40,155	35,677	176,594	157,511

Operating expenses:
Selling, general and administrative expense	22,310	21,625	92,838	90,972
Research and development expense	15,180	14,833	60,353	61,174
Amortization expense	3,215	2,014	10,745	10,250
Restructuring expense	3,567	4,752	10,562	6,726
Asset impairment charge	73,037	1,068	73,322	1,068
Other income, net	(77)	(13)	(668)	(618)

Operating loss	(77,077)	(8,602)	(70,558)	(12,061)

Interest expense, net	899	757	3,812	3,013
Gain on extinguishment of debt	(4,969)	—	(4,969)	(738)

Loss before income taxes and noncontrolling interest	(73,007)	(9,359)	(69,401)	(14,336)

Income tax (benefit) provision	(968)	161	1,892	3,651
Noncontrolling interest	(30)	(146)	(230)	(628)
Net loss	$(72,009)	$(9,374)	$(71,063)	$(17,359)

Loss per common share:
Net loss per common share	$(2.29)	$(0.30)	$(2.27)	$(0.56)
Diluted net loss per common share	$(2.29)	$(0.30)	$(2.27)	$(0.56)

Weighted average shares outstanding	31,500	31,128	31,347	31,020
Diluted weighted average shares outstanding	31,500	31,128	31,347	31,020

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$103,799	$117,083
Accounts receivable, net	59,659	75,207
Inventories, net	94,930	98,594
Prepaid expenses and other current assets	6,425	8,901
Deferred income taxes	2,185	2,649
Total current assets	266,998	302,434

Property, plant and equipment, net	64,372	66,142
Goodwill	59,160	100,898
Other assets, net	39,011	59,860
Total assets	$429,541	$529,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,610	$36,639
Accrued expenses	66,964	60,201
Deferred profit	1,346	3,250
Income taxes payable	354	2,278
Current portion of long-term debt	196	25,550
Total current liabilities	98,470	127,918

Deferred income taxes	4,540	3,712
Long-term debt	108,669	121,035
Other non-current liabilities	2,391	1,978

Noncontrolling interest	784	1,014

Shareholders’ equity	214,687	273,677
Total liabilities and shareholders’ equity	$429,541	$529,334

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating loss to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended				Year ended
	December 31,				December 31,
	2008		2007		2008		2007

Operating loss	$(77,077)		$(8,602)		$(70,558)		$(12,061)

Adjustments:

Amortization expense	3,215		2,014		10,745		10,250
Restructuring expense	3,567	(1)	4,752	(2)	10,562	(1)	6,726	(2)
Purchase accounting adjustment	565	(3)	—		1,492	(3)	—
Asset impairment charge	73,037	(4)	1,068	(5)	73,322	(4)	1,068	(5)
Inventory write-off	2,900	(6)	4,821	(7)	2,900	(6)	4,821	(7)

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	6,207		4,053		28,463		10,804

Interest expense, net	899		757		3,812		3,013
Gain on extinguishment of debt	(4,969	)(8)	—		(4,969	)(8)	(738	)(9)
Adjustment to exclude gain on extinguishment of debt	4,969		—		4,969		738

Earnings excluding certain items before income taxes and noncontrolling interest	5,308		3,296		24,651		7,791

Income tax provision at 35%	1,858		1,154		8,628		2,727
Noncontrolling interest, net of income tax provision at 35%	(20)		(95)		(150)		(408)

Earnings excluding certain items	$3,470		$2,237		$16,173		$5,472

Earnings excluding certain items per diluted share	$0.11		$0.07		$0.51		$0.17

Diluted weighted average shares outstanding	31,564		31,399		31,516		31,346

(1) During 2008, the Company recorded a restructuring charge of $10.6 million, of which $3.6 million was incurred during the fourth quarter, $4.1 million was incurred during the third quarter and $2.9 million was incurred during the first quarter.  These restructuring charges consisted of personnel severance costs and lease-related commitments.

(2) During 2007, the Company recorded a restructuring charge of $6.7 million, of which $4.7 million was incurred during the fourth quarter, $0.5 million was incurred during the third quarter and $1.5 million was incurred during the second quarter.  The fourth quarter restructuring charge consisted of $2.9 million of personnel severance costs, and $1.8 million of commitments associated with discontinued product lines.  The third quarter and second quarter restructuring charges consisted of personnel severance costs.

(3) During 2008, the Company recorded $1.5 million in cost of sales related to the acquisition of Mill Lane Engineering, of which $0.6 million was recorded during the fourth quarter.  This was the result of purchase accounting, which requires adjustments to capitalize inventory at fair value.

(4) During 2008, the Company recorded a $73.3 million asset impairment charge, of which $73.0 million was recorded during the fourth quarter and $0.3 million was recorded during the first quarter.  The fourth quarter charge consisted of $52.3 million related to goodwill and $20.7 million related to other long-lived assets.  The first quarter charge consisted of $0.3 million related to fixed asset write-offs associated with the consolidation and relocation of our Corporate headquarters.

(5) During the fourth quarter of 2007, the Company recorded a $1.1 million asset impairment charge related to fixed assets associated with discontinued product lines.

(6) During the fourth quarter of 2008, the Company recorded a $2.9 million inventory write-off in its Metrology segment associated with legacy semiconductor products.  This was included in cost of sales in the GAAP income statement.

(7) During the fourth quarter of 2007, the Company recorded a $4.8 million inventory write-off associated with discontinued product lines.  This was included in cost of sales in the GAAP income statement.

(8) During the fourth quarter of 2008, the Company repurchased $12.2 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of these repurchases, the Company recorded a net gain from the early extinguishment of debt in the amount of $5.0 million.

(9) During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of these repurchases, the Company recorded a net gain from the early extinguishment of debt in the amount of $0.7 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on earnings before interest, income taxes and amortization excluding certain items (“EBITA”), which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Bookings, Revenues, and Reconciliation

of Operating Income (Loss) to EBITA

(In thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
LED & Solar Process Equipment
Bookings	$43,649	$42,522	$160,162	$163,970
Revenues	$37,608	$33,675	$165,812	$115,863

Operating income	$783	$4,681	$19,616	$9,694
Amortization expense	1,587	489	4,627	4,263
Restructuring expense	725	34	732	34
Purchase accounting adjustment	565	—	1,492	—
EBITA	$3,660	$5,204	$26,467	$13,991

Data Storage Process Equipment
Bookings	$13,968	$35,826	$138,653	$141,663
Revenues	$45,026	$37,329	$149,123	$136,169

Operating loss	$(42,877)	$(6,374)	$(35,411)	$(6,332)
Amortization expense	934	952	3,790	3,806
Restructuring expense	272	2,339	396	2,498
Asset impairment charge	51,102	1,068	51,102	1,068
Inventory write-off	—	4,821	—	4,821
EBITA	$9,431	$2,806	$19,877	$5,861

Metrology
Bookings	$30,884	$36,547	$125,622	$145,939
Revenues	$27,710	$35,818	$127,874	$150,443

Operating loss	$(30,044)	$(2,479)	$(31,348)	$(997)
Amortization expense	585	351	1,880	1,486
Restructuring expense	511	554	1,138	1,952
Asset impairment charge	21,935	—	21,935	—
Inventory write-off	2,900	—	2,900	—
EBITA	$(4,113)	$(1,574)	$(3,495)	$2,441

Unallocated Corporate
Operating loss	$(4,939)	$(4,430)	$(23,415)	$(14,426)
Amortization expense	109	222	448	695
Restructuring expense	2,059	1,825	8,296	2,242
Asset impairment charge	—	—	285	—
EBITA	$(2,771)	$(2,383)	$(14,386)	$(11,489)

Total
Bookings	$88,501	$114,895	$424,437	$451,572
Revenues	$110,344	$106,822	$442,809	$402,475

Operating loss	$(77,077)	$(8,602)	$(70,558)	$(12,061)
Amortization expense	3,215	2,014	10,745	10,250
Restructuring expense	3,567	4,752	10,562	6,726
Purchase accounting adjustment	565	—	1,492	—
Asset impairment charge	73,037	1,068	73,322	1,068
Inventory write-off	2,900	4,821	2,900	4,821
EBITA	$6,207	$4,053	$28,463	$10,804

** Refer to footnotes on “Reconciliation of operating loss to earnings excluding certain items” for further details.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating loss to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Guidance for the three
	months ended March 31, 2009
	LOW		HIGH

Operating loss	$(21,000)		$(15,800)

Adjustments:

Amortization expense	1,800		1,800
Restructuring expense	6,000	(1)	5,000	(1)
Equity-based compensation expense	1,700		1,700

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	(11,500)		(7,300)

Interest expense, net	1,500		1,500
Adjustment for non-cash portion of interest expense	(700	)(2)	(700	)(2)

Earnings excluding certain items before income taxes	(12,300)		(8,100)

Income tax benefit at 35%	(4,305)		(2,835)

Earnings excluding certain items	$(7,995)		$(5,265)

Earnings excluding certain items per diluted share	$(0.25)		$(0.17)

Diluted weighted average shares outstanding	31,600		31,600

(1) During the first quarter of 2009, the Company expects to record a restructuring charge between $5.0 and $6.0 million.

(2) Adjustment to exclude non-cash interest on convertible subordinated notes.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on earnings before interest, income taxes and amortization excluding certain items (“EBITA”), which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.